EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Southern Trust Securities Holding Corp.:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Southern Trust Securities Holding Corp. of:  (i) our report dated April 27, 2007, with respect to the consolidated balance sheets of Southern Trust Securities Holding Corp. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2006, which report appears in Form 10-SB/A Amendment No. 3 of Southern Trust Securities Holding Corp; and (ii) to the reference to our firm under the heading “Experts” in the prospectus.

By:	/s/
Rothstein Kass & Company, P.C.
Roseland, New Jersey

January 10, 2008